Exhibit 10.6

SRS LABS, INC.

Non-Employee Director Compensation Policy

Cash Compensation.    Directors who also are employees of the Company are not paid any fees or remuneration, as such, for their service on the Board or on any Board committee.  Each non-employee director of the Company will receive an annual retainer of $12,000.  In addition, the chairs and members of the standing committees of the Board will receive the following supplemental annual retainers:

Committee	Chair	Members
Audit	$12,000	$9,000
Compensation	$11,000	$8,000
Nomination & Corporate Governance	$8,000	$6,000

The Lead Director will also receive a supplemental annual retainer of $14,000.  All non-employee directors of the Company will also receive meeting fees as follows:

•                  a $1,000 fee per meeting for each Board meeting attended, either by telephone or in person

•                  a $500 fee per meeting for each Committee meeting attended, either by telephone or in person

•                  a $1,000 fee per day for Company’s annual “Technology Symposiums”

•                  a $1,000 fee for Board Training only if such Board Training is longer than 4 hours; for Board Training under 4 hours, no fee will be paid.

•                  A $1,000 fee for Company’s “Vision” meetings will be paid only if such meeting is held independently from a Board meeting.

Travel Expenses.    Each non-employee director who resides outside the Southern California area is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel expense policy, with respect to each Board or Board committee meeting held in Southern California that such non-employee director attends in person.  For Board or Board Committee meetings held outside the Southern California area, each non-employee director is entitled to receive reimbursement for reasonable travel expenses in accordance with the Company’s travel policy for meetings such non-employee director attends in person.

Non-employee Directors’ Plan.    Each non-employee director is eligible to receive stock options under the SRS Labs, Inc. Amended and Restated 1996 Non-employee Directors’ Stock Option Plan (the “Non-employee Directors’ Plan”), a non-discretionary, formula stock option plan.  Under the Non-employee Directors’ Plan, (a) each non-employee director who first becomes a member of the Board is granted an option to purchase 10,000 shares of Common Stock automatically upon election to the Board of Directors which vests upon the date of grant, and (b) each non-employee director is granted an option to purchase 15,000 shares of Common Stock automatically effective at the close of business on the date of each of the Company’s annual meeting of stockholders at which such non-employee director is elected which vests in three equal annual installments commencing on the first anniversary of the applicable date of grant.

2006 Stock Incentive Plan.  Each non-employee director also is eligible to receive awards under the Company’s 2006 Stock Incentive Plan (the “2006  Plan”), a discretionary plan currently administered by the Compensation Committee.  Under the Board’s policy, each non-employee member of the Board of Directors will be granted an option to purchase 25,000 shares of the Company’s Common Stock pursuant to the Incentive Plan, effective as of the close of business on the date of each annual meeting of stockholders at which such non-employee director is re-elected as a non-employee director or continues in office as an incumbent director, with the following terms and conditions: (a) the options shall be subject to all terms and conditions of the Incentive Plan; (b) the options shall vest as follows: 1/4th to vest one year after the date of grant; and 1/16th every three months during the next three successive years thereafter; (c) the options shall have a term of 10 years from the date of grant; and (d) the exercise price shall be the fair market value of the Company’s Common Stock on the date of grant.